PROXY RESULTS

Joint Special Meeting of Shareholders

On December 18, 2009, a joint special meeting of shareholders (the "Joint Meeting") of the Funds was held at the offices of Paul, Hastings, Janofsky & Walker LLP to approve a new investment sub-advisory agreement (the "Sub-Advisory Agreement") between XShares Advisors LLC ("XShares") and TDAM USA Inc. ("TDAM") to replace Mellon Capital Management Corporation ("Mellon Capital"), successor in interest to BNY Investment Advisors, as an investment sub-advisor to the Funds (the "Proposal"). As background, the investment sub-advisory agreement between XShares and Mellon Capital terminated, pursuant to its terms, effective August 3, 2009. After careful consideration of possible alternatives to Mellon Capital, the Directors, including a majority of the Directors who are not "interested persons," as defined by the Investment Company Act of 1940, as amended (the "Act"), of TDX Independence Funds, Inc., approved, subject to shareholder approval, the Sub-Advisory Agreement, pursuant to which TDAM would become a new investment sub-advisor to the Funds.

At a joint special meeting of shareholders of the Funds held on December 28, 2009, the shareholders of the TDX Independence In-Target Exchange-Traded Fund and TDX Independence 2010 Exchange-Traded Fund voted to approve the Sub-Advisory Agreement.

Adjourned Joint Special Meeting of Shareholders

The special meetings of shareholders for the TDX Independence 2020 Exchange-Traded Fund, the TDX Independence 2030 Exchange-Traded Fund, and the TDX Independence 2040 Exchange-Traded Fund (collectively, the "2020, 2030 and 2040 Funds") were adjourned on December 19, 2009 until December 30, 2009, and again on December 30, 2009 until January 29, 2010, because the 2020, 2030 and 2040 Funds had not obtained sufficient shareholder votes to approve the Sub-Advisory Agreement. At the adjourned joint special meeting of shareholders of the 2020, 2030 and 2040 Funds held on January 29, 2010 (the "Adjourned Joint Meeting"), shareholders voted to approve the Sub-Advisory Agreement.

Voting Information

Approval of the Proposal required the affirmative vote of a "majority of the outstanding securities" (as defined in the Act) of each Fund, which means the affirmative vote of the lesser of (1) the holders of 67% or more of the shares represented at a meeting, if the holders of more than 50% of the shares of the Fund are represented at the meeting, or (2) more than 50% of the outstanding shares of the Fund.

For purposes of determining whether shareholders of a Fund approved the Proposal, abstentions and broker non-votes were counted as shares present at each meeting for quorum purposes but will not be voted for or against the Proposal. Accordingly, abstentions and broker non-votes effectively were votes "AGAINST" the Proposal, because the Proposal required the affirmative vote of a majority of the Fund's outstanding shares.

Shares voted in favor, shares voted against and shares abstaining with respect to the Proposal at the Joint Meeting were as follows:



                   TDX Independence 2010 Exchange-Traded Fund
                   ------------------------------------------

         FOR                      AGAINST                  ABSTAIN
   ----------------          ----------------          ----------------
     481,550.87                 13,702.84                19,886.54


                 TDX Independence In-Target Exchange-Traded Fund
                 -----------------------------------------------

         FOR                      AGAINST                  ABSTAIN
   ----------------          ----------------          ----------------
     506,150.07                 17,038.99                20,532.10


Shares voted in favor, shares voted against and shares abstaining with respect to the Proposal at the Adjourned Joint Meeting were as follows:

                   TDX Independence 2020 Exchange-Traded Fund
                   ------------------------------------------

         FOR                      AGAINST                  ABSTAIN
   ----------------          ----------------          ----------------
     1,035,224.66                41,422.73                68,489.90


                   TDX Independence 2030 Exchange-Traded Fund
                   ------------------------------------------

         FOR                      AGAINST                  ABSTAIN
   ----------------          ----------------          ----------------
      944,401.84                 26,270.51                42,722.93


                      TDX Independence 2040 Exchange-Traded Fund
                      ------------------------------------------

         FOR                      AGAINST                  ABSTAIN
   ----------------          ----------------          ----------------
      909,197.15                 31,699.69                70,417.33